UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


Check One:        [X] Form 10-K    [ ] Form 20-F    [ ] Form 11-K  [X] Form 10-Q
                  [ ] Form NSAR

                  For the period ended: October 31, 2005

                  [ ]  Transition Report on Form 10-K

                  [ ]  Transition Report on Form 20-F

                  [ ]  Transition Report on Form 11-K

                  [ ]  Transition Report on Form 10-Q

                  [ ]  Transition Report on Form NSAR
                  For the transition period ended:  Not Applicable

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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

________________________________________________________________________________


PART I - REGISTRANT INFORMATION

The Quantum Group, Inc.
________________________________________________________________________________
Full Name of Registrant:


Transform Pack International, Inc.
________________________________________________________________________________
Former Name if Applicable:


3460 Fairlane Farms Road, Suite 4
________________________________________________________________________________
Address of Principal Executive Office (Street and Number):


Wellington, Florida   33414
________________________________________________________________________________
City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        | (a)  The reason described in reasonable detail in Part III of this
        |      form could not be eliminated without unreasonable effort or
        |      expense.
        | (b)  The subject annual report, semi-annual report, transition report
        |      on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
   [X]  |      portion thereof, will be filed on or before the fifteenth
        |      calendar day following the prescribed due date; or the subject
        |      quarterly report or transition report on Form 10-Q or subject
        |      distribution report on Form 10-D, or portion thereof, will be
        |      filed on or before the fifth calendar day following the
        |      prescribed due date; and
        |
        | (c)  The accountant's statement or other exhibit required by Rule
        |      12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 1O-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

          The Company was unable to complete and obtain required financial and other information without unreasonable effort and expense



PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification:

            Noel Guillama              (561)                798-9800
        --------------------       ------------        -------------------
               (Name)               (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 for Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

                                                                Yes [X]   No [ ]
If answer is no, identify report(s): Not Applicable
________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal years will be reflected by the earning statements to be included in the subject report or portion thereof?
                                                                  Yes [ ] No [X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. (See attachment).
================================================================================
                             The Quantum Group, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   /s/ Donald B. Cohen
                                                   -----------------------------
Date:  January 27, 2006                            By:  Donald B. Cohen
                                                   Vice President and CFO